An offering statement pursuant to regulation a relating to these securities has been filed with the securities and exchange commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the url where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 25, 2022

LONGABERGER LICENSING, LLC

1333 Broadway 10th Floor

New York, NY 10018

347-727-2474

UP TO $20,000,000 WORTH OF CLASS A NON-VOTING COMMON STOCK (1)(2)

SEE “SECURITIES BEING OFFERED” AT PAGE 33

	Price to Public	Underwriting discount and commissions	Proceeds to issuer
Per Unit	$10.00	$0.275	$9.725
Total Minimum	$25,000	$687.50	$24,312.50
Total Maximum	$20,000,000	$550,000	$19,450,000

(1)	Prior to the closing on the first sale of shares of our Class A Non-Voting Common Stock, the company will convert to a corporation under Delaware law.

(2)	The company has engaged Castle Placement, LLC, member FINRA/SIPC (“Castle Placement”), as broker-dealer of record, to perform broker-dealer, administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Castle Placement will receive a 2.75% commission and a one-time advance payment for out of pocket expenses equal to $10,000. See “Plan of Distribution” for details.

1

Sales of these securities will commence on approximately [date].

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements.

The company has engaged Wilmington Trust Company as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis. Provided that an investor purchases securities in the amount of the minimum investment, $250 (100 shares), the company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of our Class A Non-Voting Common Stock is not entitled to vote on any matters submitted to a vote of the stockholders. Holders of our Class B Voting Common Stock will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

2

In this Offering Circular, the terms “Longaberger,” “we,” “our,” “us” and “the company” refer to Longaberger Licensing, LLC prior to conversion to a corporation and Longaberger Inc. thereafter, and its consolidated subsidiaries. The company will convert to a corporation prior to the first closing in this offering, unless indicated otherwise, this description of the company in this offering circular will be on a post-conversion basis. Upon such conversion all current Units issued and outstanding as of the date of this Offering Circular (1,000 Units) will convert into 3,081,900 shares of Class B Voting Common Stock

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above.

The Company

Longaberger Licensing, LLC (the “company,” “Longaberger,” “we,” “our,” and “us”) was formed in the state of Delaware on November 18, 2019. The company will convert to a Delaware corporation prior to closing on the first sale of Class A Non-Voting Common Stock. The company is headquartered in New York, New York. The company is a technology and Live-Stream social commerce company with an online marketplace featuring American-made, artisan, handcrafted, and curated products for the home and home lifestyle. Our products are offered via a web-based platform.

Our principal place of business is 1333 Broadway 10th Floor, New York, NY 10018. Our corporate records will be located at this office. Our website address is https://longaberger.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

The company was formed to hold trademarks and certain other intellectual property assets previously held by The Longaberger Company, and to reimagine shopping, entertainment, and social media as one. In November 2019, Xcel Brands, Inc. (“Xcel Brands”) and Hilco Baskets LLC (“Hilco Baskets”) purchased such assets and contributed them to the company.

The Offering (1)

Securities offered:	Up to 2,000,000 shares of Class A Non-Voting Common Stock at $10.00 per share.

Minimum investment:	The minimum investment in this offering is $250.

Shares outstanding before the offering:	3,081,900 shares of Class B Voting Common Stock (2)

Shares outstanding after the offering assuming maximum raise:	2,000,000 shares of Class A Non-Voting Common Stock 3,081,900 shares of Class B Voting Common Stock (2)

Use of proceeds:

We estimate that the net proceeds from the sale of the Class A Non-Voting Common Stock in this offering will be approximately $15,450,000, after subtracting estimated offering costs of $4,550,000 in commissions, and professional fees, EDGARization and compliance costs.

We intend to use the net proceeds of this offering for product development and new hires. See “Use of Proceeds” for details.

Risk factors:

Investing in our securities involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

(1)	On a post-conversion basis.

(2)	Does not include up to 1,320,840 shares of Class B Voting Common Stock available as Promote Shares, see “Securities Being Offered – Stockholders Agreement – Promote Shares”.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

•	The company is a development-stage company.

•	The company is partially dependent on services provided by Xcel Brands, Inc. who is also an early investor in the company.

•	Our failure to successfully manage our order-taking and fulfilment operations could have a negative impact on our business and operating results.

•	We must protect and maintain our brand image and reputation.

•	Our business has concentration with a key supplier.

•	Our sales may be negatively impacted by increasing competition from companies with brands or products similar to ours.

•	The company’s business is dependent on its ability to raise additional capital. The company’s independent registered public accounting firm has included an explanatory paragraph relating to this risk and the company’s ability to raise additional capital in its audit report.

•	The company expects to experience future losses as it implements its business strategy and will need to generate significant revenues to achieve profitability, which may not occur.

•	We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected, and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

•	Competitors may be able to call on more resources than the company.

•	The company may not be successful in marketing its products to its customers or recruiting stylists and nano-influencers.

•	Our trademarks could be unenforceable or ineffective.

•	The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

•	We may be unable to obtain intellectual property protection in some jurisdictions.

•	The company is vulnerable to hackers and cyber-attacks.

•	Our results of operations may continue to be negatively impacted by the coronavirus outbreak.

•	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business.

•	There is no current market for the company’s securities.

•	We expect to raise additional capital through equity and/or debt offerings, may decide to provide our employees with equity incentives and Xcel Brands is entitled to Promote Shares. Any ownership interest you may have in the company will likely be diluted and could be subordinated.

•	Any valuation at this stage is difficult to assess.

•	The company will be controlled by the holders of our Class B Voting Common Stock.

•	The company may apply the proceeds of this offering to uses that differ from what is currently contemplated and with which you may disagree.

•	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the note purchase agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

•	Using a credit card to purchase our convertible notes may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

The company is a development-stage company.

Though the Longaberger brand has existed for over a century, the current iteration of the company was formed in 2019 and made its first sales in 2020. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. The company’s current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of customers and the entry of competitors into the market. The company will only be able to pay dividends on any shares issuable upon conversion of the notes once its directors determine that it is financially able to do so.

The company is partially dependent on services provided by Xcel Brands, Inc. who is also an early investor in the company.

In order to minimize our operating expenses while we grow the business, we rely on Xcel Brands to provide certain services to the company and leverage the expertise of certain employees and executives of Xcel Brands including merchandising, creative, licensing and partnerships, accounting/finance, and other functions. While we believe that this relationship provides some competitive benefits to the company including allowing us to leverage Xcel Brands’ expertise and relationships in our business, and allowing the company to invest more of our capital into growth-oriented activities such as marketing, customer acquisition, stylist recruiting, and other growth efforts, we remain partially dependent on such services to operate our business. In the event that something happens at Xcel Brands or if Xcel Brands decides not to provide such services whether in part or in whole, we believe that we will be able to replace such functions that are currently being provided by Xcel Brands but such transition may disrupt our business and will be dependent upon the company having sufficient capital and/or operating profits to support such increased direct costs.

Our failure to successfully manage our order-taking and fulfilment operations could have a negative impact on our business and operating results.

Our e-commerce business depends, in part, on our ability to maintain efficient and uninterrupted order-taking and fulfillment operations in our third-party distribution facilities (and those of our vendors) , our customer care centers and on our e-commerce websites. Disruptions or slowdowns in these areas could result from disruptions in telephone or network services, power outages, inadequate system capacity, system hardware or software issues, computer viruses, security breaches, human error, changes in programming, union organizing activity, insufficient or inadequate labor to fulfill the orders, disruptions in our third-party labor contracts, inefficiencies due to inventory levels and limited distribution facility space, issues with third-party order fulfillment and drop shipping, natural disasters, adverse weather conditions, outbreaks of disease (such as the COVID-19 pandemic) or acts of terrorism.

In addition, we face the risk that we cannot hire enough qualified employees to support our e-commerce operations, or that there will be a disruption in the workforce we hire from our third-party providers. The need to operate with fewer employees could negatively impact our customer service levels and our operations.

We must protect and maintain our brand image and reputation.

Our brands have wide recognition, and our success has been due in large part to our ability to maintain, enhance and protect our brand image and reputation and our customers’ connection to our brands. Our continued success depends in part on our ability to adapt to a rapidly changing media environment, including our increasing reliance on social media and online dissemination of advertising campaigns. Even if we react appropriately to negative posts or comments about us and/or our brands on social media and online, our customers’ perception of our brand image and our reputation could be negatively impacted. In addition, customer sentiment could be shaped by our sustainability policies and related design, sourcing and operations decisions. Failure to maintain, enhance and protect our brand image could have a material adverse effect on our results of operations.

Our business has concentration with a key supplier.

While we seek to become a marketplace across all home product categories, approximately 70% of our sales are currently generated by the sale of products (primarily handmade baskets) sourced from one supplier. In the event that such supplier ceases to be a supplier for our company for any reason, we believe that we can replace such supplier but that such process may require the company to invest capital to replace such supplier and may disrupt the company’s business given the unique nature of the products currently being supplied by such supplier.

Our sales may be negatively impacted by increasing competition from companies with brands or products similar to ours.

The specialty e-commerce and retail businesses are highly competitive. We compete with retailers that market lines of merchandise similar to ours. We compete with national, regional and local businesses that utilize a retail store strategy, as well as traditional furniture stores, department stores, direct-to-consumer businesses and specialty stores. The substantial sales growth in the e-commerce industry within the last decade has encouraged the entry of many new competitors, including discount retailers selling similar products at reduced prices, new business models, and an increase in competition from established companies, many of whom are willing to spend significant funds and/or reduce pricing in order to gain market share.

The competitive challenges facing us include:

•	anticipating and quickly responding to changing consumer demands or preferences better than our competitors;

•	maintaining favorable brand recognition and achieving customer perception of value;

•	effectively marketing and competitively pricing our products to consumers in several diverse market segments;

•	effectively managing and controlling our costs;

•	effectively managing increasingly competitive promotional activity;

•	effectively attracting new customers;

•	developing new innovative shopping experiences, like mobile and tablet applications that effectively engage today’s digital customers;

•	developing innovative, high-quality products in colors and styles that appeal to consumers of varying age groups, tastes and regions, and in ways that favorably distinguish us from our competitors; and

•	effectively managing our supply chain and distribution strategies in order to provide our products to our consumers on a timely basis and minimize returns, replacements and damaged products.

In light of the many competitive challenges facing us, we may not be able to compete successfully. Increased competition could reduce our sales and harm our operating results and business.

The company’s business is dependent on its ability to raise additional capital. The company’s independent registered public accounting firm has included an explanatory paragraph relating to this risk and the company’s ability to raise additional capital in its audit report.

For the foreseeable future the company is dependent on securing additional capital in order to sustain our ongoing operations. The company has a history of operating losses and has projected operating losses and negative cash flows for the foreseeable future. As a result of the company’s recurring losses from operations, negative cash flows from operating activities and the risk of not being able to raise additional capital this could raise substantial doubt of the company’s ability to continue as a going concern. Therefore, the company’s independent registered public accounting firm included an emphasis of a matter paragraph of this potential risk expressing substantial doubt about the company’s ability to continue as a going concern in its report on the company’s audited financial statements for the year ended December 31, 2021. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which contemplate that the company will continue to operate as a going concern. The financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. There is no assurance that the company will be successful in raising funds in this offering or securing additional funding at levels sufficient to fund its future operations beyond its current cash reserves. If the company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its platforms, seek alternative financing arrangements, or terminate its operations entirely.

The company expects to experience future losses as it implements its business strategy and will need to generate significant revenues to achieve profitability, which may not occur.

We have incurred net losses since our inception, and we expect to continue to incur net losses in the future. To date, we have funded our operations from the sale of equity and debt securities and other financing arrangements including contribution of capital from its founders. We expect to continue to increase operating expenses as we implement our business strategy, which include development, sales and marketing, and general and administrative expenses and, as a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future. We will need to generate significant revenues to achieve profitability. We cannot assure you that we will ever generate sufficient revenues to achieve profitability. If we do achieve profitability in some future period, we cannot assure you that we can sustain profitability on a quarterly or annual basis in the future. In addition, we may not achieve profitability before we have expended the proceeds to be raised in this offering. If our revenues grow more slowly than we anticipate or if our operating expenses exceed our expectations or cannot be adjusted accordingly, our business, operating results and financial condition will be materially and adversely affected.

We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected, and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

As of June 30, 2022, we had cash and cash equivalents of approximately $31,000. Although we believe that our existing cash and our anticipated cash flow from operations will be sufficient to sustain our operations at our current expense levels for at least 12 months subsequent to the date of the filing of this offering circular, we may require significant additional cash to satisfy our working capital requirements and expand our operations, although our growth, either internally through our operations or externally, may limit our growth potential and our ability to execute our business strategy successfully. If we issue securities to raise capital to finance operations and/or pay down or restructure our debt, our existing shareholders may experience dilution. In addition, the new securities may have rights senior to the Class A Non-Voting Common Stock issued in this offering.

Competitors may be able to call on more resources than the company.

While the company believes that its offering and strategy are unique, it is not the only company providing home goods in the market, and the company has to compete with a number of other approaches. Additionally, competitors may replicate Longaberger’s business ideas and produce directly competing products. These competitors may be better capitalized than Longaberger, which would give them a significant advantage.

The company may not be successful in marketing its products to its customers or recruiting stylists and nano-influencers.

The company's operating results may fluctuate significantly from period to period as a result of a variety of factors. There is no assurance that the company will be successful in marketing any of its products, recruiting stylists or nano-influencers, or that the revenues from the sale of such products will be significant. Consequently, the company's revenues may vary, and the company's operating results may experience fluctuations.

Our trademarks could be unenforceable or ineffective.

Intellectual property is a complex field of law in which few things are certain. If competitors are able to bypass our trademark and copyright protection without obtaining a sub license, it is likely that the company's value will be materially and adversely impacted. This could also impair the company's ability to compete in the marketplace. Moreover, if our trademarks and copyrights are deemed unenforceable, the company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the company.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

Trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our trademarks or copyrights, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our trademark(s) or copyright(s) could have adverse consequences for the company, including undermining the credibility of our intellectual property, reducing our ability to enter into sublicenses, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our trademark(s) or copyright(s) because of the cost of enforcement, your investment in the company could be significantly and adversely affected.

We may be unable to obtain intellectual property protection in some jurisdictions.

Effective protection of our intellectual property may be unavailable or limited in some jurisdictions outside the United States, Canada and the United Kingdom. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others. Such litigation could cause us to incur substantial costs and divert resources away from daily business, which in turn could materially adversely affect the business.

The company is vulnerable to hackers and cyber-attacks.

As an internet-based business, we may be vulnerable to hackers who may access the data of our customers. Further, any significant disruption in service to our products and services or in software systems could reduce the attractiveness of the platform and result in a loss of customers willing to use our products and services. Further, we rely on third-party technology providers to provide some of our technology and for hosting our servers and website. Any disruptions of services or cyber-attacks either on our technology provider or on the company could harm our reputation and materially negatively impact our financial condition and business.

Our results of operations may continue to be negatively impacted by the coronavirus outbreak.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Shares and Investor demand for the Shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition. Specifically, COVID-19 has impacted our ability to hold in-person events and continues to impact our product supply chains.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business.

Our business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Shares and our Investors or prospective Investors financial condition, resulting in reduced demand for the Shares generally. Further, such risks could cause a limited attendance at membership experience events that we might sponsor or in which we might participate, or result in persons avoiding holding or appearing at in-person events. “Shelter-in-place” or other such orders by governmental entities could also disrupt our operations, if employees who cannot perform their responsibilities from home, are not able to report to work.

Risks Related to an Investment in Our Securities

There is no current market for the company’s securities.

There is no formal marketplace for the resale of the company’s securities. Our securities are illiquid and there will not be an official current price for them, as there would be if the company were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time.

We expect to raise additional capital through equity and/or debt offerings, may decide to provide our employees with equity incentives and Xcel Brands is entitled to Promote Shares. Any ownership interest you may have in the company will likely be diluted and could be subordinated.

The company is seeking to raise up to $20 million in this offering. In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering its securities and/or other classes of equity or debt that convert into its securities. Further Xcel Brands is entitled without additional consideration up to 1,320,841 Promote Shares (see Securities Being Offered – Shareholders Agreement – Promote Shares) upon the company hitting certain milestones. Any of the forgoing would dilute the ownership percentage of investors in this offering and could dilute the value of your shares.

Any valuation at this stage is difficult to assess.

Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity that may be issued upon conversion of the notes.

The company will be controlled by the holders of our Class B Voting Common Stock.

Immediately upon conversion of the company to a corporation, Xcel Brands, Inc. and Hilco Baskets, LLC, will hold 100% of the company’s Class B Voting Common Stock, and at the conclusion of this offering will continue to hold 100% of the company’s voting power. Investors in this offering have no voting rights except as otherwise provided by Delaware law and will be dependent upon the holders of our Class B Voting Common Stock to direct the affairs of the company. There is no guarantee that the holders of our Class B Voting Common Stock will make decisions that you would agree with or that would otherwise be in the best interests of the company.

The holders of our Class B Voting Common Stock have entered into a Stockholders Agreement, pursuant to which each holder of our Class B Voting Common Stock is entitled to designate one member of our board of directors. Upon certain milestones, Xcel Brands will be entitled to appoint a second director, giving them the right to appoint two of the three directors on our board.

The company may apply the proceeds of this offering to uses that differ from what is currently contemplated and with which you may disagree.

We will have broad discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways in which you may not agree. We currently intend to use the proceeds of this offering to fund product development and engineering, customer experience and support and selling, general and administrative expenses. While we expect to use the proceeds of this offering as described in this Offering Circular, we may use our remaining cash for other purposes. We cannot assure that any investment of the proceeds will yield a favorable return, or any return at all.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement other than those arising under the federal securities laws in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the note purchase agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the note purchase agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

The jury trial waiver only applies to claims against the company arising out of or related to the subscription agreement. As the provisions of the subscription agreement relate to the initial sale of the securities, subsequent transferees will not be bound by the subscription agreement and therefore to the conditions, obligations and restrictions thereunder, including the jury trial waiver.

Using a credit card to purchase our convertible notes may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates on a post-conversion basis the price that new investors are paying for their shares with the effective cash price paid by existing shareholders. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

Class of Security	Authorized Shares	Date Issued	Shares Issued	Potential Shares (# of shares upon conversion or exercise)	Total Issued and Potential Shares	Price per Share at Issuance or Potential Conversion
Common Stock – Class B (1)	4,500,000	2021	3,081,900	-	3,081,900	$1.09
Total Common Share Equivalents	4,500,000	2021	3,081,900	-	3,081,900	$1.09
Investors in this offering, assuming $20,000,000 raised	4,500,000		2,000,000	-	2,000,000	$10.00
Total after inclusion of this offering (1)	9,000,000		5,081,900	-	5,081,900	$4.59

Does not include up to 1,320,840 Promote Shares, see Securities Being Offered – Shareholders Agreement – Promote Shares. If Xcel Brands were to own all of the Promote Shares, after inclusion of this offering, the total issued and potential shares would be 6,402,740, and the average price per share would be reduced to $3.65. Since inception, on a post-conversion basis and excluding the Promote Shares, Xcel Brands and Hilco Baskets who were the seed investors in the Company have paid an aggregate average price of $1.09 per share in comparison to the current offering price of $10.00 per share.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2022 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2023 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

The company is offering a maximum of $20,000,000 of its Class A Non-Voting Common Stock on a “best efforts” basis. The minimum investment is $250.

The company intends to market the Class A Non-Voting Common Stock in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the website, www.castleplacement.com/portfolio/longaberger/ and on its own website.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, and (2) the date at which the offering is earlier terminated by the company in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission, the company will file a post-qualification amendment to include the company’s recent financial statements.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

The company has engaged Castle Placement, LLC (“Castle Placement”), a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

•	Review each investor’s subscription agreement to confirm such investor’s participation in the offering, and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.

•	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor.

•	Not provide any investment advice nor any investment recommendations to any investor.

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

•	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Castle Placement $10,000 in one-time set up fees.

In addition, the company will pay Castle Placement a commission equal to 2.75% of the amount raised in the offering to support the offering once the Commission has qualified the Offering Statement and the offering commences. Assuming that the offering is open for 12 months, the company estimates that fees due to Castle Placement pursuant to the 2.75% commission would be $550,000 for a fully-subscribed offering. Finally, the total fees that the company estimates that it will pay Castle Placement, pursuant to a fully-subscribed offering would be $550,000. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

Provisions of Note in the Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the subscription agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws. By signing the note purchase agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS

The company estimates that if it sells the maximum amount of $20,000,000 from the sale of its Class A Non-Voting Common Stock the net proceeds to the issuer in this offering will be approximately $15,450,000, after deducting the estimated offering expenses of approximately $4,550,000 (including payment to Castle Placement and the payment of marketing, legal and accounting professional fees and other expenses).

The table below sets forth our estimated use of net proceeds from the sale of our Class A Non-Voting Common Stock, assuming we raise 25%, 50%, 75% or all of the maximum offering amount:

	25%	50%	75%	100%
Product Inventory, Development and Engineering	$400,000	$600,000	$800,000	$1,000,000
Marketing, Advertising and Recruiting	$1,000,000	$3,625,000	$6,787,500	$9,950,000
Selling, General and Administrative	$350,000	$1,500,000	$2,000,000	$2,500,000
Repayment of Advance Funds to Xcel Brands, Inc.	$2,000,000	$2,000,000	$2,000,000	$2,000,000
Placement Fee	$250,000	$275,000	$412,500	$550,000
Legal, marketing, and other offering expenses	$1,000,000	$2,000,000	$3,000,000	$4,000,000
Total	$5,000,000	$10,000,000	$15,000,000	$20,000,000

The company reserves the right to change the use of proceeds at management’s discretion.

THE COMPANY’S BUSINESS

Overview

Longaberger products have been around since 1896. Longaberger is an iconic American basket and home brand at the forefront of technology, live-stream shopping and social media featuring handmade, hand crafted, and hand selected products and supported by a dedicated & loyal community. Longaberger has always believed in quality products, manufactured in the United States. Our products include made in America, artisan and curated home goods, fine jewelry, skincare and gourmet foods. Our products are currently offered via our web-based platform directly to our customers.

The company acquired certain assets of The Longaberger Company and reorganized as Longaberger Licensing, LLC in November 2019. Such acquisition was financed by the seed investors and current equity holders of the company are Xcel Brands, a publicly traded media and consumer products company with a market-leading position in live-stream shopping and whose owned brands include Halston, C Wonder, Judith Ripka Fine Jewelry, and Lori Goldstein, and who also has investments in Isaac Mizrahi and Longaberger, and Hilco Baskets which is a division of Hilco Global, a diversified financial company and one of the foremost experts in the valuation and sale of intellectual property in the United States. In addition to investing in Longaberger, Xcel Brands currently provides certain management and operational support functions to the company including business development and licensing, merchandising, creative support, and back-office support (accounting, finance, IT, office, and other services). Xcel Brands plans to continues to provide such support functions to the company to support its growth, with such services provided at cost as approved by the company’s Board on an annual basis.

The company plans to convert to a Delaware corporation prior to the first closing of the offering described herein, with the new corporation to be named Longaberger, Inc.

Principal Products and Services

The Longaberger brand is an iconic American brand with a 125-year history dating back to 1896. It has been known as an American manufacturer of handcrafted home and lifestyle products. Since relaunching the brand in March 2020, we are focused as a technology and live-stream social commerce platform featuring American made, artisan, curated, and other products for the home and home lifestyle. We sell our products directly to our customer on our website, as well as through certain other channels including QVC.

We carefully curate products on our website in order to create a consistent brand message and aesthetic, while increasing the number of SKUs and product offerings on a monthly basis, including over 2,000 to date and 1,000 additional SKUs in the coming months.

80% of our products are sold through a drop-ship model, resulting in low inventory risk for the company. We are constantly expanding products into all categories of home and lifestyle products. Our current product offerings include baskets, pottery, dinnerware, glassware, cutlery, cookware, kitchen accessories, furniture, food and beverage items, jewelry, skincare, and other products for the home and home lifestyle.

The Longaberger brand was relaunched with a new website and digital affiliate-based stylist and nano-influencer program. The stylist program is a digital affiliate and influencer program whereby micro- and nano-influencers can become stylists for the company and earn marketing fees based on sales of products that they drive for the company through referring customers to the company’s website and live-stream shopping events. Approximately 65% of the company’s sales are currently driven by our stylist and influencer programs, with the remainder primarily driven through our digital marketing efforts including Google, Facebook, and other social media and digital marketing platforms. A portion of our digital marketing efforts is directed towards identifying and recruiting new stylists and influencers. Since relaunch, the brand and business have continued to grow significantly, with over 250,000 on our social and customer lists and over 5,000 stylists and members. Additionally, we have approximately 1,000 active micro- and nano-influencers.

Growth Strategy

A major growth point and key initiative for Longaberger is its livestream shows. Xcel Brands who is an investor in and provides certain services to the company as described herein is a pioneer and industry leader in livestream shopping over interactive TV, has re-imaged the online e-commerce shopping experience and has shifted Longaberger into a cutting-edge social shopping and livestreaming platform, which is leveraged to drive sales and engage with its growing audience.

Attendance for our livestream shows is driven by the Longaberger micro and nano influencer community and our own digital marketing efforts. The livestreams are hosted by brand influencers and artisans who are passionate, trained livestream talent and focus on authentic promotion, education, and entertainment. Shows feature elements to drive engagement, such as limited time offers, new product drops and scarcity of inventory.

Technology

The company has developed a unique technology platform in order to drive its marketplace, which includes both outsourced technology resources such as Shopify which hosts the company’s website, as well as custom software solutions to drive the company’s affiliate tracking and marketing fees that were developed by Xcel Brands but the configuration of which is unique to the company. Such affiliate tracking software enables us to pay our stylists and influencers for any orders that are directly attributed to customers who arrive at the company’s website either generally or to watch our livestream shopping shows through unique links provided by such stylists and influencers. We believe that the company’s technology provides Longaberger with a unique platform that has proven successful in driving e-commerce sales and live-stream shopping through the company’s stylist, micro- and nano-influencer strategies.

Marketing

Marketing is a critical element to maximize brand value to the company and drive growth in brand awareness and revenues. Therefore, we employ digital marketing, live-streaming, social media, collaborations with other brands, and other marketing and public relations support for our brand and business.

Approximately 65% of our sales to date have been driven by our stylist and influencer community, those within the community receive marketing fees in exchange for driving customers to the company’s website and live-stream shopping events. We leverage digital marketing and regional events in order to recruit new stylists and micro and nano-influencers to the company’s platform.

The remainder of our sales and growth come from new customer acquisition driven through digital marketing efforts which primarily include Google, Facebook, TikTok, and other social media networks and efforts. Following the capital raise contemplated herein, we hope to augment these efforts with increased public relations and media efforts including potential partnerships with well-known influencers, new brands, and media companies.

Collaborations

In certain cases, the Company collaborates with and provides promotional services to other brands or companies, which arrangements may include the use of our brands for the promotion of such company or brands through the internet, television, or other digital content, print media, or other marketing campaigns featuring in-person appearances by our spokespersons, the development of limited collections of products (which may include co-branded products) for such company, or other services as determined on a case-by-case basis.

Our e-commerce business’s growth is dependent on live-streaming and other marketing to drive traffic to our websites and converting our visitors into customers.

Market

The home products and décor market continues to grow, with home furnishing e-commerce alone reaching over $92 billion last year. The home products and décor customer tends to be dominated by certain demographic groups including, baby boomers and Gen X, with a growing younger customer. This aligns with our customer, as we focus not only on the Longaberger legacy customer, but also with these groups as our core customer base. We also plan to continue expanding our social media and influencer strategy to target Gen Z customers who will have buying power in the future.

Longaberger is also at the forefront of Live-Stream shopping. Over the past 12 months sales professionals have recognized that video went from a nice to have feature for sales and marketing to essential table stakes given this convergence. According to retail research consultancy Coresight Research, Live-Stream sales in China are estimated to grow from just $3 billion in 2017 to over $497 billion in 2022 with nearly 500 million people buying via Live-Stream shopping last year, and Coresight estimates a similar growth trajectory in the United States, with estimated volume in the United States of $20 billion in 2022. We believe we are well-positioned to lead the growth of Live-Stream shopping within the US market.

Competition

Seeing that there are not many similar companies in the market, we view competition for Longaberger in three categories: national home brands, such as Pottery Barn, William Sonoma, and West Elm; direct to consumer marketplaces, such as One Kings Lane and Sur La Table, and direct selling companies, such as Pampered Chef.

We believe Longaberger is able to combine the benefits of a national marketplace, artisan product, and community, along with livestreaming technology, for an advantage over all of these competitors.

Raw Materials/Suppliers

A majority of the products on our Live-Stream social commerce marketplace are supplied by our various drop-ship vendors, including Dresden & Co. (“Dresden”) who manufacturers our Longaberger baskets and related accessories in Dresden, Ohio under a license and supply agreement with the company and with purchase orders issued for any products that are produced by Dresden. We work closely with Dresden to develop and merchandise unique products for sale on our website, and work with our other vendors to merchandise, curate, and develop new products for sale to our customer base. Our ability to on-board new vendors has been limited by resources and staffing, but despite such limitations we currently have over 2,168 Shop-Keeping Units (SKU’s) and over 24 vendors on our website. While we are well diversified in our supplier base, we have a concentration in sales with Dresden and given the unique nature of such products, work closely with Dresden to manage their sourcing of raw materials including maple and other wood for the baskets. Other than Dresden, if a supplier were to be removed from our website we believe that we could replace them fairly easily and that any change in other suppliers would not have a material impact on our business.

Employees

We have 5 full-time employees and 2 part-time employees.

Additionally, the company currently leverages its relationship with Xcel Brands in order to provide support in such areas as merchandising, marketing, systems and technology, accounting, and administration for the business.

We plan to utilize certain proceeds from this Offering to hire new staffing as we deem appropriate to grow the business. We also plan to engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities.

Regulation

We are subject to federal, state, and local laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Product Safety Commission, and various environmental laws and regulations. We believe that we are in compliance in all material respects with all applicable governmental regulations.

Intellectual Property

The company, through its subsidiaries, owns and exploits the Longaberger brands, which include the trademarks and brands of Longaberger and Longaberger Baskets.

Where laws limit our ability to record in our name trademarks that we have purchased, we have obtained by way of license all necessary rights to operate our business. Certain of these trademarks and associated marks are registered or pending registration with the U.S. Patent and Trademark Office in block letter and/or logo formats, as well as in combination with a variety of ancillary designs for use in connection with a variety of product categories, such as apparel, footwear and various other goods and services including, in some cases, home furnishings and decor. The Company intends to renew and maintain registrations as appropriate prior to expiration and it makes efforts to diligently prosecute all pending applications consistent with the Company’s business goals. In addition, the Company registers its trademarks in certain other countries and regions around the world as it deems appropriate.

The company does not presently earn a material amount of revenue outside of the United States. However, the company has registered its trademarks in certain territories where it expects that it may do business in the foreseeable future. If the company or a licensee intends to make use of the trademarks in international territories, the company will seek to register its trademarks in such international territories as it deems appropriate based upon factors including the revenue potential, prospective market, and trademark laws in such territory or territories.

Generally, the company is primarily responsible for monitoring and protecting its trademarks around the world. The company seeks to require its licensing partners to advise the company of any violations of its trademark rights of which its licensing partners become aware and relies primarily upon a combination of federal, state, and local laws, as well as contractual restrictions to protect its intellectual property rights both domestically and internationally.

The company has no other registered intellectual property.

Litigation

The company is not currently engaged in any litigation and is not aware of any pending litigation.

The Company’s Property

The company’s principal office address is 1333 Broadway, 10th Floor, New York, NY 10018. This is also the address of Xcel Brands, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes included in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Longaberger Licensing, LLC is a technology and livestreaming social commerce company featuring made in America artisanal home and related collectible products. The company was formed in 2019 for the purpose of owning and managing the operations related to the Longaberger brand. Longaberger family began making hand crafted baskets in Ohio in 1897 and founded the home products company in Dresden, Ohio in 1973. The company acquired the Longaberger trademarks and other intellectual property rights relating thereto on November 12, 2019.

The company was formed in November 2019 as Longaberger Licensing, LLC and will convert to a corporation prior to closing on the first sale of our Class A Non-Voting Common Stock. The company launched its website in March 2020 as a technology and live-stream social commerce platform featuring American made, artisan, curated, and other products for the home and home lifestyle. We sell our products directly to our customer on our website, as well as through certain other channels including QVC, and employ our unique technology in order to leverage our stylists, micro and nano-influencers to drive the sale of products on our website. We also leverage digital marketing efforts including Google, Facebook, Tiktok, and other channels in order to drive new customer acquisition and in order to recruit our stylists, micro and nano-influencers.

Gross sales of the company relate to revenue the company receives from the sale of its products to its customers. The company began receiving revenue in 2019. The company has a return policy and the company’s net sales include amounts received from sales less amounts related to returned goods.

The company’s cost of goods sold consists of the value of inventory sold stated at the lower of cost or market for the company’s sellable inventory.

The company also receives licensing revenue which relates to certain supplier agreements or certain products that the company licenses to third-party suppliers and/or retailers to sell from time to time. The company began recording licensing revenue in 2019, Licensing revenue does not currently represent a material source of revenue for the company but the company intends to grow its licensing revenue as the business continues to grow.

The company’s operating expenses consist of salaries, benefits, taxes and consulting, direct selling and influence fees, marketing & live streaming costs, shipping & logistics, other operating expenses, and depreciation and amortization.

Results of Operations

Nine-month period ended September 30, 2022 compared to the nine month period ended September 30, 2021 (Unaudited)

Net Sales

Net sales decreased by approximately $160,000 (or 8.23%) to $1,785,000 for the nine-month period ended September 30, 2022 (“Interim 2022”) from $1,945,000 for the nine-month period ended September 30, 2021 (“Interim 2021”). The decrease in revenue was due primarily to a promotional presidential inauguration basket sold in 2021 that was not sold in 2022.

Cost of Goods Sold

The cost of goods sold increased by $203,000 (or 25%) to $1,015,000 in Interim 2022 from $812,000 in Interim 2021. The increase in cost of goods sold was primarily due to product assortments and inflation.

Licensing Revenues

The company generated $52,000 in licensing revenues during Interim 2022 compared to $78,000 during Interim 2021.

Gross Profit

Accordingly the company had a gross profit of $822,000 (a net margin of 46.1%) in Interim 2022 compared to a gross profits of $1,211,000 (a net margin of 62.3%) in Interim 2021.

Operating Expenses

The company recorded total operating expenses of $2,709,000 for Interim 2022 and $2,331,000 for Interim 2021, an increase of $378,000 (or 16.22%).

The increase in our total operating expenses came as we increased our salaries, benefits, taxes and consulting expenses 84.92% to $1,091,000 in Interim 2022 from $590,000 in Interim 2021. This increase is due to additional hiring of personnel to support the business. Additionally, we increased our marketing and live streaming costs 66% to $307,000 in Interim 2022 from $185,000 in Interim 2021. This increase was driven primarily by customer acquisition costs through digital marketing efforts (i.e. Facebook, Google, etc), technology costs for our LiveStream shopping technologies, as well as fees paid to content creators who provide talent and video content to the company.

Net Loss

Accordingly, the company’s net loss was $1,887,000 for Interim 2022 and $1,120,000 for Interim 2021.

Fiscal year ended December 31, 2021 compared to the fiscal year ended December 31, 2020

Net Sales

Net sales increased by $1,974,000 (or 273%) to $2,696,000 for the year ended December 31, 2021 (“Fiscal 2021”) from $722,000 for the year ended December 31, 2020 (“Fiscal 2020”). The increase in revenue was due primarily to an increase in the number of customers, stylists and increase in live streaming programming that the company had and utilized in Fiscal 2021 when compared to Fiscal 2020.

Cost of Goods Sold

The cost of goods sold increased by $903,000 (or 333%) to $1,174,000 in 2021 from $271,000 in the prior year, resulting gross profits of $1,615,000 (a net margin of 56%) compared to cost of goods sold for 2020 of $271,000 and gross profits of $509,000 (a net margin of 62%) in the prior year. The increase in cost of goods sold was a direct result of the increase in sales.

Operating Expenses

The company spends significant amounts on its marketing efforts. The company recorded total operating expenses of $3,305,000 for 2021 compared with $818,000 for 2020.

The increase in our total operating expenses came as we increased our salaries, benefits, taxes and consulting expenses 325% to $820,000 in 2021 from $193,000 in 2020. This increase is due to additional hiring. Additionally, we increased our direct selling and influencer fees 216% to $576,000 in 2021 from $182,000 in 2020. This increase was attributable to recruiting new stylists. We also increased marketing and live streaming expenses by $665,000 to $666,000 in 2021 from $1,000 in 2020. This increase is attributable to launching the company’s live streaming platform as well as digital marketing efforts Finally, we increased our other operating expenses 189% to $1,003,000 in 2021 from $347,000 in 2020.. The increase in other operating expenses was the result of scaling the business.

Net Loss

Accordingly, the company’s net loss was $1,690,000 for 2021 and $264,000 for 2020.

Liquidity and Capital Resources

As of September 30, 2022, the company had $31,000 in cash on hand. The company’s operations have been financed to date through revenues generated by the sale of our products and capital contributions of approximately $3,350,000 from Xcel Brands and Hilco Baskets. We believe that the proceeds from this offering, together with our cash balances will be adequate to meet our liquidity and capital expenditure requirements for the next 12 months. If these sources are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through private placements of equity or debt, to fund our plan of operations.

As of September 30, 2022, the had $2,011,000, including $1,713,000 related to accounts payable to Xcel Brands, Inc. Xcel Brands has the option at its sole discretion to covert the payable to equity or have the amount paid in cash bearing interest at 8% per annum, see “Interest of Management and Others in Certain Transactions.”

Indebtedness

The company has a net payable to Xcel Brands. The net payable amount as of September 30, 2022 was $1,713,000. Xcel Brands has the option at its sole discretion to covert the payable to equity or have the amount paid in cash bearing interest at 8% per annum.

Plan of Operations

Over the next twelve months we intend to use the proceeds of this offering as follows:

•	hiring for new key positions to begin to enable Longaberger to operate as an autonomous business,

•	increasing digital and other marketing efforts to drive customer acquisition, recruiting of stylists, micro and nano-influencers, and general brand awareness, and

•	making investments in certain inventory in key categories where we believe there is strong potential based on success with drop-ship vendors, conversion data, or other market data.

We believe that without additional capital we can continue to drive growth in the business; however, we believe that the investments in the aforementioned areas will begin to accelerate the growth in revenues in the business, and allow us to improve the company’s operating margins over the next three years.

Trend Information

The company’s strategy is to leverage proceeds from this offering to invest in recruiting of new stylists, expand live streaming and increase in the use of digital marketing. In addition, the company will look to invest in additional product offerings and expand collaboration efforts with strategic partners across a variety of product categories.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Board of Directors:
Robert D’Loren*	Director	64	Upon Conversion	As needed
Jeffrey Hecktman	Director	69	Upon Conversion	As needed

Executive Officers:
Robert D’Loren	Chief Executive Officer	64	November 18, 2019 - Present	As needed
James Haran	Chief Financial Officer	61	November 18, 2019 - Present	As needed
Seth Burroughs	Secretary and Executive Vice-President	42	November 18, 2019 – Present	As needed

*Mr. D’Loren and Erik Kaup are currently the managers of our Company, a position they have held since November 18, 2019. Upon conversion, Mr. Kaup will conclude his role as manager of our Company and no longer have an active management role in the Company.

Robert D’Loren, CEO, Director

Robert W. D’Loren has been our acting CEO since our formation and has served as a director since our conversion to a corporation. Mr. D’Loren has also been the Chairman of Board and Chief Executive Officer and President of Xcel Brands since September 2011. Mr. D’Loren has been an entrepreneur, innovator, and pioneer of the consumer branded products industry for the past 35 years. Mr. D’Loren has spearheaded the Xcel Brands’ technology and Live-Stream efforts to re-imagine shopping, entertainment and social media efforts as one in order to become one of the pre-eminent Live-Stream shopping companies in the United States.

Prior to founding Xcel Brands, from June 2006 to July 2008, Mr. D’Loren was a director, President and CEO of NexCen Brands, Inc., a global brand acquisition and management company with holdings that included The Athlete’s Foot, Waverly Home, Bill Blass, MaggieMoo’s, Marble Slab Creamery, Pretzel Time, Pretzelmaker, Great American Cookies, and The Shoe Box.

From 2002 to 2006, Mr. D’Loren’s work among consumer brands continued as President and CEO of UCC Capital Corporation, an intellectual property investment company where he invested in the consumer branded products, media, and entertainment sectors. From 1997 to 2002, Mr. D’Loren founded and acted as President and Chief Operating Officer of CAK Universal Credit Corporation, an intellectual property finance company. Mr. D’Loren’s total career debt and equity investments in over 30 entertainment and consumer branded products companies have exceeded $1.0 billion. In 1985, he founded and served as President and CEO of the D’Loren Organization, an investment and restructuring firm responsible for over $2 billion of transactions. Mr. D’Loren has also served as an asset manager for Fosterlane Management, as well as a manager with Deloitte.

Mr. D’Loren has served on the Board of Directors for Iconix Brand Group, Longaberger Company, Business Loan Center, and as a board advisor to The Athletes Foot and Bill Blass, Ltd. He also serves on the board of directors for the Achilles International. Mr. D’Loren is a Certified Public Accountant and holds an M.S. degree from Columbia University and a B.S. degree from New York University.

Jeffrey Hecktman, Director

Mr. Hecktman founded Hilco in 1987 to conduct business asset liquidations and has served as its CEO since that time. Today, under his leadership, Hilco Global is considered a world class company – having earned this reputation after decades of providing both healthy and distressed companies with valuation, monetization, strategic advisory and capital solutions to maximize the value of their business assets. Mr. Hecktman is credited for having built the company from a small start-up to a sophisticated global financial services firm with over 700 employees and 11 offices worldwide. Over the course of his career, Mr. Hecktman has structured and directed thousands of transactions deploying billions of dollars in capital for M & A, turnaround and restructuring deals. Jeffrey remains a member of the Secured Finance Network, the Turnaround Management Association, the Association of Corporate Development, American Bankruptcy Institute, and many other leading industry associations.

Jeffrey received a bachelor's degree in business administration from the University of Arizona in 1975. He also completed a course of study in international business through George Washington University, attending the Nyenrode Business Universiteit, in the Netherlands.

Jim Haran, CFO

James F. Haran has been our Chief Financial Officer since inception and has held the same role at Xcel Brands since September 2011. Mr. Haran served as CFO of IPX Capital, LLC and its related subsidiaries, from June 2008 to September 2011. Mr. Haran was the Executive Vice President, Capital Markets for NexCen Brands, Inc. from 2006 to May 2008 and Chief Financial Officer and Chief Credit Officer for UCC Capital Corporation, and its predecessor company, CAK Universal Credit Corp., from 1998 to 2006. Prior to joining UCC, Mr. Haran was a partner at Sidney Yoskowitz and Company P.C., a registered diversified certified public accounting firm. During his tenure, which began in 1987, his focus was on real estate and financial services companies. Mr. Haran is a Certified Public Accountant and holds a B.S. degree from State University of New York at Plattsburgh.

Seth Burroughs, Secretary and Executive Vice-President

Seth Burroughs has been our Executive Vice President since our formation. Mr. Burroughs is also the Executive Vice President of Business Development and Treasury of Xcel Brands since September 2011. From June 2006 to October 2010, Mr. Burroughs served as Vice President of NexCen Brands, Inc. Prior to his role at NexCen, from 2003 to 2006, Mr. Burroughs served as Director of M&A Advisory and Investor Relations at UCC Capital Corporation, an intellectual property investment company, where he worked on $500 million in acquisitions and $300 million in specialty financing as an advisor to consumer branded products companies in the franchising and apparel industries. From 2001 to 2003, Mr. Burroughs worked as a Senior Financial Analyst at The Pullman Group where he was involved with structuring the first securitizations of music royalties, including the Bowie Bonds, and as a Financial Analyst at Merrill Lynch’s private client group. Mr. Burroughs received a B.S. degree in economics from The Wharton School of Business at the University of Pennsylvania.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2021 the company did not compensate any of its executive officers or directors. The directors and executive officers are compensated by Xcel Brands.

For the fiscal year ended December 31, 2021, prior to our conversion to a corporation, we did not pay our managers for their service as managers. There were 2 managers in this group prior to our conversion to a corporation.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of November 15, 2022, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class (1)	Name and address of beneficial owner (2)	Amount and nature of beneficial ownership		Amount and nature of beneficial ownership acquirable	Percent of class
Class B Voting Common Stock	Hilco Baskets, LLC (3)	1,540,950		0	50.00%
Class B Voting Common Stock	Xcel Brands, Inc.	1,540,950	(4)	0	50.00%

(1)	Prior to the first closing, the company will convert to a Delaware corporation and all of the Units currently held by members will be converted to the number of shares of Class B Voting Common Stock reflected in the table above. Hilco Baskets and Xcel Brands currently each own 500 Units of the company.
(2)	The address of each beneficial owner is the company’s principal office.
(3)	Hilco Baskets, LLC is beneficially owned Hilco Trading, LLC.
(4)	Does not reflect up to 1,320,840 Promote Shares, see Securities Being Offered – Stockholders Agreement – Promote Shares. If the Xcel Brands receives those shares it will hold 66.7% of the voting power in the company.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company leverages certain executives, employees, systems, and other resources of one of its investors Xcel Brands in order to support its operations while keeping its expenses at nominal levels. In exchange for such support services, the company pays Xcel Brands an annual expense allocation mutually agreed upon between the directors of the company. Any direct expenses are borne by the company directly.

Hilco Global indirectly owns 50% of the equity of the company through its subsidiary, Hilco Baskets, LLC.

During the year ended December 31, 2020, the company sold certain intangible assets to a third party; an affiliate of Hilco earned and was paid a commission of approximately $45,000 related to the sale of these assets.

The company regularly engages in various transactions with Xcel Brands, Inc. and its subsidiaries. Certain activities and costs, primarily executive and administrative and overhead / support functions, are shared between the company and related party affiliates. The company therefore records short-term receivables from, and payables to, certain of its related party affiliates in the ordinary course of business. The net payable amount for September 30, 2022 was $1,713,000. The net receivable amount for December 31, 2021 was $417,000. Xcel Brands has the option at its sole discretion to covert the payable to equity or have the amount paid in cash bearing interest at 8% per annum.

SECURITIES BEING OFFERED

Prior to the first closing in this offering the company will convert into a Delaware corporation The following description summarizes important terms of our capital stock immediately following the conversion. This summary does not purport to be complete and is qualified in its entirety by the form of the company’s Certificate of Incorporation (the “Certificate”) and the Form of Bylaws (the “Bylaws”), which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the company’s securities, you should refer to our Certificate, our Bylaws and applicable provisions of the Delaware General Corporation Law.

General

The company is offering up to $20,000,000 worth of Class A Non-Voting Common Stock. Upon conversion, the form of the company’s Certificate will provide that our authorized capital consists of 9,000,000 shares of Common Stock, consisting of 4,500,000 shares of Class A Non-Voting Common Stock and 4,500,000 shares of Class B Voting Common Stock, of which an aggregate of 3,081,900 shares of Class B Voting Common Stock will be issued to Xcel Brands and Hilco Baskets.

As of the date of this Offering Circular the company is a manager-managed limited liability company with 500 Class A Units and 500 Class B Units issued and outstanding (collectively, the “Units”). Prior to the first closing in this offering the 1,000 Units will convert to 3,081,900 shares of Class B Voting Common Stock.

Securities of the Corporation

Common Stock

Class A Non-Voting Common Stock and Class B Voting Common Stock (together, “Common Stock”) have the same rights, except with respect to voting.

Voting Rights

Each share of Class B Voting Common Stock has one vote on all matters brought before the shareholders. Holders of Class A Non-Voting Common Stock are not entitled to vote on any matters brought before the shareholders except as otherwise provided by Delaware law.

Election of Directors

The holders of the Class B Voting Common Stock are entitled to elect, remove and replace all directors of the company.

Dividend Rights

The holders of the Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of the company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any senior Preferred Stock that may then be outstanding, the assets of the company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock

Stockholders Agreement

At the time the company converts to a Delaware corporation, the holders of Class B Voting Common Stock will enter into a Stockholder’s Agreement (the “Stockholder’s Agreement”). The following description of the Stockholder’s Agreement is qualified in its entirety by the Stockholder’s Agreement attached hereto as Exhibit 5.1.

Board of Directors

Xcel Brands and Hilco Baskets each have the right to designate one director to the company’s board of directors. In the event Xcel Brands is issued any Promote Shares (defined below) or the company raises at least $5,000,000 in this Offering then the size of the board of directors will be increased to three members and Xcel Brands shall have the right to designate the additional director.

Promote Shares

Xcel Brands is entitled to receive up to 1,320,840 additional shares of Class B Voting Common Stock upon reaching three milestones (the “Promote Shares”) as follows:

•	if Aggregate EBITDA is an amount equal to $1,000,000, 342,429.91 additional shares of Class B Voting Common Stock to the Xcel Stockholder

•	if Aggregate EBITDA is an amount equal to $2,000,000, 428,045.09 additional shares of Class B Voting Common Stock

•	if Aggregate EBITDA is $3,000,000, 550,365.70 additional shares of Class B Voting Common Stock

“Aggregate EBITDA” is based upon the aggregate amount of EBITDA achieved by the company since its formation. The determination if a milestone has been met is determined by the company following the end of each quarter. Xcel Brands is entitled to receive shares for all three milestones and can only receive shares from each milestone once.

Drag-Along Rights

If at any time Xcel Brands receives an offer from a third-party to sell the company, Xcel Brands may compel each other holder of Class B Voting Common Stock to participate in such transfer.

Tag-Along Rights

If at any time Xcel Brands proposes to transfer any of its Class B Voting Common Stock to a person other than an affiliate and Xcel Brands cannot or has not elected to exercise its drag-along rights, each other holder of Class B Voting Common Stock will be permitted to participate in such transfer.

Repurchase Options

In the event of the dissolution or liquidation of Hilco Baskets, LLC, Hilco Baskets, Xcel Brands, Inc. shall have the option to purchase all (and not less than all) of the Hilco Baskets, LLC’s Class B Voting Common Stock for cash consideration equal to the appraised value of such shares.

Preemptive Right

Prior to the effective date of any listing of the Class B Voting Common Stock for trading on the NASDAQ Stock Market, the New York Stock Exchange, the NYSE American stock exchange, or another national securities exchange, each holder of Class B Voting Common Stock has the right to purchase its pro rata portion of any new Class B Voting Common Stock that the company may from time to time propose to issue or sell to any party.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

Our Financial Statements (Unaudited) For The Nine Months Ended September 30, 2022 and 2021 on pages F-1 through F-10

The accompanying September 30, 2022 financial statements are unaudited and have not been reviewed by our independent registered public accounting firm, and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all necessary adjustments have been included to make interim statements of operations not misleading. They have been prepared in accordance with the instructions to Form 1-A and therefore, they do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and members’ capital in conformity with accounting principles generally accepted in the United States. Operating results for the nine months ended September 30, 2022 are not necessarily indicative of the results that can be expected for the year ending December 31, 2022.

Our Audited Financial Statements For The Twelve Months Ended December 31, 2021 and 2020 on pages F-11 through F-23

Longaberger Licensing, LLC

Financial Statements (Unaudited)

For The Nine Months Ended September 30, 2022 and 2021

Longaberger Licensing, LLC
Balance Sheet

	Sept 30, 2022
	(Unaudited)	December 31, 2021
ASSETS
Current Assets
Cash	$31,000	$1,000
Accounts receivable	24,000	55,000
Prepaid expenses	203,000	137,000
Receivable - Affiliate	-	417,000
Inventory	565,000	481,000

Total current assets	823,000	1,091,000

Other Assets
Property and equipment, net	7,000	10,000
Software, net	24,000	39,000
Other intangible assets	39,000	39,000
Trademarks	750,000	750,000
Accumulated amortization	(162,000)	(115,000)

Total other assets	658,000	723,000

Total Assets	$1,481,000	$1,814,000

LIABILITIES AND MEMBERS' CAPITAL

Current Liabilities
Accounts payable	$92,000	$378,000
Accrued expenses and other current liabilities	206,000	79,000
Accounts payable - Affiliate	1,713,000	-

Total current liabilities	2,011,000	457,000

Members' capital contribution	3,350,000	3,350,000
Accumulated deficit	(3,880,000)	(1,993,000)

Total Members' capital	(530,000)	1,357,000

Total Liabilities & Members' capital	$1,481,000	$1,814,000

See accompanying Notes to the Financial Statements

Longaberger Licensing, LLC

Statement  of Operations

For the Nine Months Ended September 30,

	2022	2021
	(Unaudited)	(Unaudited)
Net Sales
Gross sales	$1,835,000	$1,997,000
Returns	(50,000)	(52,000)
Net sales	1,785,000	1,945,000
Cost of goods sold	1,015,000	812,000
Gross margin	770,000	1,133,000
Licensing revenues	52,000	78,000

Gross profit	822,000	1,211,000

Operating Expenses
Salaries, benefits, taxes and consulting	1,091,000	590,000
Direct selling and influencer fees	442,000	403,000
Marketing & live streaming costs	470,000	414,000
Shipping & logistics	159,000	91,000
Other operating expenses	482,000	779,000
Depreciation and amortization	65,000	54,000
Total operating expenses	2,709,000	2,331,000

Net Loss	$(1,887,000)	$(1,120,000)

In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.

See accompanying Notes to the Financial Statements

Longaberger Licensing,  LLC

Statement of Members' Capital

Balance as of January 1, 2021	$1,047,000

Membership contribution	2,000,000
Net loss	(1,120,000)

Balance as of September 30, 2021	$1,927,000

Balance as of January 1, 2022	1,357,000

Net loss	(1,887,000)

Balance as of September 30, 2022	$(530,000)

See accompanying Notes to the Financial Statements

Longaberger Licensing, LLC
Statement of Cash Flows

For the Nine Months Ended September 30,

	2022	2021
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(1,887,000)	$(1,120,000)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	65,000	54,000
Changes in operating assets and liabilities:
Accounts receivable	31,000	(11,000)
Prepaid expenses	(66,000)	(49,000)
Inventory	(84,000)	(245,000)
Receivable - Affiliate	2,130,000	(468,000)
Accounts payable	(285,000)	137,000
Accrued expenses and other current liabilities	126,000	(81,000)

Total adjustments	1,917,000	(663,000)

Net cash provided by (used in) operating activities	30,000	(1,783,000)

Cash Flows from Investing Activities:
Purchase of equipment, software and fixtures	-	(32,000)
Purchase of other intangible assets	-	(39,000)

Net cash used in investing activities	-	(71,000)

Cash Flows from Financing Activities:
Membership contribution	-	2,000,000

Net cash provided by financing	-	2,000,000

Net increase in cash	30,000	146,000
Cash balance at the beginning of the period	1,000	70,000

Cash balance at the end of the period	$31,000	$216,000

See accompanying Notes to the Financial Statements

LONGABERGER LICENSING, LLC

Notes to Financial Statements

September 30, 2022 and 2021

1.   Nature of Operations

Longaberger Licensing, LLC (the “Company”) is a technology and livestreaming social commerce company featuring made in America artisanal home and related collectible products. The Company is a Delaware limited liability company that was formed in 2019 for the purpose of owning and managing the operations related to the Longaberger brand. The Company acquired the Longaberger trademarks and other intellectual property rights relating thereto on November 12, 2019.

The Longaberger family began making hand crafted baskets in Ohio in 1897 and founded the home products company in Dresden, Ohio in 1973. Since its inception in 1973, the Longaberger company has achieved total lifetime sales of over $10 billion. Longaberger was one of the largest original home products companies with over 100,000 sales associates and sales representatives located coast to coast.

Longaberger Licensing, LLC has incurred losses since its inception in 2019; the Company had net losses of approximately $1,887,000 for the nine months ended September 30, 2022 and $1,690,000 and $264,000 during the years ended December 31, 2021 and 2020, respectively, and had an accumulated deficit of approximately $3,880,000 as of September 30, 2022. Management expects operating losses and negative cash flows to continue through the end of 2022. The Company has relied on its investors to provide funding, as needed, from inception. Failure to generate sufficient revenues, raise additional capital, or reduce certain discretionary spending could have an adverse effect on the Company’s ability to continue as a going concern, and to achieve its intended business objectives. There can be no assurance that the Company’s activities will generate sufficient revenues in the future to sustain operations. These financial statements do not include any adjustments related to the outcome of this uncertainty.

2.   Summary of Significant Accounting Policies

Basis of Accounting

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts. The allowance for doubtful accounts is based on the Company’s ongoing discussions with its customers and licensees, and its evaluation of each customer’s payment history, account aging, and financial position.

As of September 30, 2022 and December 31, 2021, the Company had not recorded any allowance against its outstanding accounts receivable, based on management’s evaluation and best estimate of collectability using information available at that time.

There is no earned revenue that has been accrued but not billed as of September 30, 2022 and December 31, 2021.

Inventory

Based on the nature of its operations and business model, the Company holds only finished goods inventory and does not have any raw materials or work-in-process inventory.

Inventory is recorded at the lower of cost or net realizable value, with cost determined on a weighted average basis. The Company periodically reviews the composition of its inventories in order to identify obsolete, slow-moving, or otherwise non-saleable items. If non-saleable items are observed and there are no alternate uses for the inventories, the Company will record a write-down to net realizable value in the period that the decline in value is first recognized. Write-downs for inventory shrinkage, representing the risk of physical loss of inventory, are estimated based on historical experience and are adjusted based upon physical inventory counts.

Property and Equipment

Software and other depreciable property is stated at cost less accumulated depreciation and amortization, and is depreciated using the straight-line method over the assets’ estimated useful lives, which is generally three (3) years. Depreciation expense for the nine months ended September 30, 2022 and 2021 was approximately $18,000 and $13,000, respectively.

Costs to develop or acquire software for internal use incurred during the preliminary project stage and the post implementation stage are expensed, while internal and external costs to acquire or develop software for internal use incurred during the application development stage – including design, configuration, coding, testing, and installation – are generally capitalized.

The Company’s long-lived property and equipment assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. An impairment loss is recognized if the carrying amount of an asset is not recoverable and its carrying amount exceeds its fair value. With reference to such impairment testing, the Company groups assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluates the asset group against the sum of undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on undiscounted cash flows analysis or appraisals. The inputs utilized in the impairment analysis are classified as Level 3 inputs within the fair value hierarchy as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurement.”

Trademarks and Other Intangible Assets

The Company follows FASB ASC Topic 350, “Intangibles - Goodwill and Other.” Under this standard, the Company’s finite-lived intangible assets, including Trademarks, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. An impairment loss is recognized if the carrying amount of a finite-lived intangible asset is not recoverable and its carrying amount exceeds its fair value.

With reference to finite-lived intangible assets impairment testing, the Company groups assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluates the asset group against the sum of undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on undiscounted cash flows analysis or appraisals. The inputs utilized in the finite-lived intangible assets impairment analysis are classified as Level 3 inputs within the fair value hierarchy as defined in ASC Topic 820, “Fair Value Measurement.”

There were no impairment charges recorded as a result of performing the required impairment testing as described above for the nine months ended September 30, 2022 and 2021.

The Company’s finite-lived intangible assets are amortized over their estimated useful lives of three (3) to fifteen (15) years. The Company re-evaluates the remaining useful life of its finite-lived intangible assets on an annual basis, based on consideration of current events and circumstances, the expected use of the asset, and the effects of demand, competition, and other economic factors.

Revenue Recognition

The Company applies the guidance in ASC Topic 606, “Revenue from Contracts with Customers” to recognize revenue.

Direct to Consumer Sales

The Company’s revenue associated with its social commerce business is recognized at a point in time when product is shipped to the customer. Shipping to customers is accounted for as a fulfillment activity and is recorded within operating expenses.

Licensing

The Company recognizes revenue continuously over time as it satisfies its continuous obligation of granting access to its licensed intellectual properties, which are deemed symbolic intellectual properties under the applicable revenue accounting guidance. Payments are typically due after sales have occurred and have been reported by the licensees. The timing of performance obligations is typically consistent with the timing of payments. In accordance with ASC 606-10-55-65, the Company recognizes net licensing revenue at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales- or usage-based royalty has been allocated is satisfied (in whole or in part).

The Company does not typically perform by transferring goods or services to customers before the customer pays consideration or before payment is due, nor does the Company typically receive consideration in advance of performance. Thus, there were no contract assets or contract liabilities (as defined by ASC 606-10-45-2 and ASC 606-10-45-3, respectively) related to licensing contracts as of September 30, 2022 and 2021.

Income Taxes

The Company is not a taxable entity for federal income tax purposes, and as such, does not directly pay federal income tax. The Company’s taxable income or loss, which may vary substantially from the net income or loss reported in the Statement of Operations, is included in the federal income tax returns of each member.

Fair Value

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value and establishes a framework for measuring fair value under U.S. GAAP. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of the Company’s assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash, accounts receivable, and accounts payable, the carrying amounts approximate fair value due to the short-term maturities of these instruments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, and accounts receivable.

•	The Company limits its credit risk with respect to cash by maintaining cash balances with high quality financial institutions. At times, the Company’s cash balances may exceed federally insured limits.

•	Concentrations of credit risk with respect to accounts receivable are minimal due to the collection history and the outstanding amounts are immaterial compared with total current assets and revenue amounts. Generally, the Company does not require collateral or other security to support accounts receivable.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, "Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," which was subsequently amended in November 2018 through ASU No. 2018-19. This ASU will require entities to estimate lifetime expected credit losses for financial instruments, including trade and other receivables, which will result in earlier recognition of credit losses. In November 2019, the FASB issued ASU No. 2019-10, which, among other things, deferred the application of the new guidance on credit losses for smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the new guidance to determine the impact the adoption of this guidance will have on the Company’s results of operations, cash flows, and financial condition.

3.   Trademarks and Other Intangibles

Trademarks and other intangibles, net consist of the following:

	Weighted
	Average	September 30, 2022
	Amortization	Gross Carrying	Accumulated	Net Carrying
($ in thousands)	Period	Amount	Amortization	Amount
Trademarks (finite-lived)	15 years	$750	146	604
Other intellectual property	3 years	39	16	23
Total		$789	$162	$627

	Weighted
	Average	December 31, 2021
	Amortization	Gross Carrying	Accumulated	Net Carrying
($ in thousands)	Period	Amount	Amortization	Amount
Trademarks (finite-lived)	15 years	$750	108	642
Other intellectual property	3 years	39	7	32
Total		$789	$115	$674

Amortization expense for intangible assets for the nine months ended September 30, 2022 and 2021 was approximately $47,000 and $41,000, respectively.

Estimated future amortization expense related to finite-lived intangible assets over the remaining useful lives is as follows:

($ in thousands)	Amortization
Year Ending December 31,	Expense
2022	$10
2023	57
2024	50
2025	50
2026	50
Thereafter (through 2034)	410
Total	$627

4.   Capital

Since November 12, 2019, the Company is owned by two members: Xcel Brands, Inc. (“Xcel”) and Hilco Baskets, LLC (“HB”), a subsidiary of Hilco Global. The Company has 500 Class A Units authorized, issued, and outstanding, all of which are held by HB, and has 500 Class B Units authorized, issued, and outstanding, all of which are held by Xcel.

In accordance with the terms of the governing Limited Liability Company Agreement, the two Classes (A and B) of ownership units confer equal and equivalent voting rights and economic rights. Thus, each member holds a 50% equity ownership interest in the Company.

In addition to the aforementioned units, there are also 428.58 Class B units authorized for issuance and which have been issued to Xcel but are currently unvested; such units shall vest (and thereby confer voting and economic rights) based on the achievement by the Company of certain specified financial performance metrics as set forth in the Limited Liability Company Agreement.

Capital Contributions

•	Upon formation of the Company in 2019, Xcel and HB made capital contributions to the Company of $375,000 each (for a total capital contribution of $750,000).

•	During the year ended December 31, 2020, Xcel and HB made capital contributions to the Company of $300,000 each (for a total capital contribution of $600,000).

•	During the year ended December 31, 2021, Xcel and HB made capital contributions to the Company of $1,000,000 each (for a total capital contribution of $2,000,000).

Distributions

The Company has not made any distributions to its members to date.

5.   Commitments and Contingencies

Legal Proceedings

From time to time, the Company becomes involved in legal claims and litigation in the ordinary course of business. In the opinion of management, based on consultations with legal counsel, the disposition of litigation currently pending against the Company is unlikely to have, individually or in the aggregate, a materially adverse effect on the Company’s business, financial position, results of operations, or cash flows. The Company routinely assesses all its litigation and threatened litigation as to the probability of ultimately incurring a liability, and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

6.   Related Party Transactions

Xcel Brands, Inc.

The Company regularly engages in various transactions with Xcel Brands, Inc. and its subsidiaries. Certain activities and costs, primarily executive and administrative and overhead / support functions, are shared between the Company and related party affiliates. The Company therefore records short-term receivables from, and payables to, certain of its related party affiliates in the ordinary course of business. The net payable amount for September 30, 2022 was $1,713,000. The net receivable amount for December 31, 2021 was $417,000. Xcel Brands has the option at its sole discretion to covert the payable to equity or have the amount paid in cash bearing interest at 8% per annum.

Longaberger Licensing, LLC
Audited Financial Statements
For The Twelve Months Ended December 31, 2021 and 2020

Independent Auditor’s Report

To the Members’ and Board of Directors of Longaberger Licensing, LLC

Opinion
We have audited the accompanying financial statements of Longaberger Licensing, LLC which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, statement of Stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Longaberger Licensing, LLC as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United State of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent on financing that is not guaranteed, which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Longaberger Licensing, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

o	Exercise professional judgment and maintain professional skepticism throughout the audit.

o	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

o	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Longaberger Licensing, LLC internal control. Accordingly, no such opinion is expressed.

o	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

o	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Longaberger Licensing, LLC ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

November 25, 2022

We have served as the Company’s auditor since 2021

Longaberger Licensing, LLC
Balance Sheet

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash	$1,000	$70,000
Accounts receivable	55,000	76,000
Prepaid expenses	137,000	38,000
Receivable - Affiliate	417,000	218,000
Inventory	481,000	192,000

Total current assets	1,091,000	594,000

Other Assets
Property and equipment, net	10,000	-
Software, net	39,000	26,000
Other intangible assets	39,000	-
Trademarks	750,000	750,000
Accumulated amortization	(115,000)	(58,000)

Total other assets	723,000	718,000

Total assets	$1,814,000	$1,312,000

LIABILITIES AND MEMBERS' CAPITAL

Current Liabilities
Accounts payable	$378,000	$96,000
Accrued expenses and other current liabilities	79,000	169,000

Total current liabilities	457,000	265,000

Members' capital contribution	3,350,000	1,350,000
Accumulated deficit	(1,993,000)	(303,000)

Total Members' capital	1,357,000	1,047,000

Total Liabilities & Members' capital	$1,814,000	$1,312,000

See accompanying Notes to the Financial Statements

Longaberger Licensing, LLC

Statement of Operations

For the Years Ended December 31,

	2021	2020
Net Sales
Gross sales	$2,780,000	$743,000
Returns	(84,000)	(21,000)
Net sales	2,696,000	722,000
Cost of goods sold	1,174,000	271,000
Gross margin	1,522,000	451,000
Licensing revenues	93,000	58,000

Gross profit	1,615,000	509,000

Operating Expenses
Salaries, benefits, taxes and consulting	820,000	193,000
Direct selling and influencer fees	576,000	182,000
Marketing & live streaming costs	666,000	1,000
Shipping & logistics	165,000	40,000
Other operating expenses	1,003,000	347,000
Depreciation and amortization	75,000	55,000
Total operating expenses	3,305,000	818,000

Other income	-	45,000

Net Loss	$(1,690,000)	$(264,000)

See accompanying Notes to the Financial Statements

Longaberger Licensing, LLC

Statement of Members' Capital

Balance as of January 1, 2020	$711,000

Capital contributed	600,000

Net loss	(264,000)

Balance as of December 31, 2020	1,047,000

Capital contributed	2,000,000

Net loss	(1,690,000)

Balance as of December 31, 2021	$1,357,000

See accompanying Notes to the Financial Statements

Longaberger Licensing, LLC

Statement of Cash Flow

For the Years Ended December 31

	2021	2020
Cash Flows from Operating Activities:
Net loss	$(1,690,000)	$(264,000)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization Expense	75,000	55,000
Net gain on sale of assets	-	(45,000)
Changes in operating assets and liabilities:
Accounts receivable	21,000	(63,000)
Prepaid expenses	(99,000)	(39,000)
Inventory	(289,000)	(192,000)
Receivable - Affiliates	(199,000)	(261,000)
Accounts payable	283,000	96,000
Accrued expenses and other current liabilities	(90,000)	169,000

Total adjustments	(298,000)	(280,000)

Net cash used in operations	(1,988,000)	(544,000)

Cash Flows from Investing Activities:
Purchase of equipment, software and fixtures	(42,000)	(31,000)
Net proceeds from the sale of assets	-	45,000
Purchase of other intangible assets	(39,000)	-

Net cash (used in) provided by investing activities	(81,000)	14,000

Cash Flows from Financing Activities:
Membership contribution	2,000,000	600,000

Net cash provided by financing	2,000,000	600,000

Net (decrease) increase in cash	(69,000)	70,000
Cash balance at the beginning of the period	70,000	-

Cash balance at the end of the period	$1,000	$70,000

See accompanying Notes to the Financial Statements

LONGABERGER LICENSING, LLC

Notes to Financial Statements

December 31, 2021 and 2020

1.   Nature of Operations

Longaberger Licensing, LLC (the “Company”) is a technology and livestreaming social commerce company featuring made in America artisanal home and related collectible products. The Company is a Delaware limited liability company that was formed in 2019 for the purpose of owning and managing the operations related to the Longaberger brand. The Company acquired the Longaberger trademarks and other intellectual property rights relating thereto on November 12, 2019.

The Longaberger family began making hand crafted baskets in Ohio in 1897 and founded the home products company in Dresden, Ohio in 1973. Since its inception in 1973, the Longaberger company has achieved total lifetime sales of over $10 billion. Longaberger was one of the largest original home products companies with over 100,000 sales associates and sales representatives located coast to coast.

Longaberger Licensing, LLC has incurred losses since its inception in 2019; the Company had net losses of approximately $1,690,000 and $264,000 during the years ended December 31, 2021 and 2020, respectively, and had an accumulated deficit of approximately $1,993,000 as of December 31, 2021. Management expects operating losses and negative cash flows to continue through the end of 2022. The Company has relied on its investors to provide funding, as needed, from inception. The Company is dependent on financing that is not guaranteed, which raises substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that the Company’s activities will generate sufficient revenues in the future to sustain operations. These financial statements do not include any adjustments related to the outcome of this uncertainty.

2.   Summary of Significant Accounting Policies

Basis of Accounting

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts. The allowance for doubtful accounts is based on the Company’s ongoing discussions with its customers and licensees, and its evaluation of each customer’s payment history, account aging, and financial position.

As of December 31, 2021 and 2020, the Company had not recorded any allowance against its outstanding accounts receivable, based on management’s evaluation and best estimate of collectability using information available at that time.

There is no earned revenue that has been accrued but not billed as of December 31, 2021 and 2020.

Inventory

Based on the nature of its operations and business model, the Company holds only finished goods inventory and does not have any raw materials or work-in-process inventory.

Inventory is recorded at the lower of cost or net realizable value, with cost determined on a weighted average basis. The Company periodically reviews the composition of its inventories in order to identify obsolete, slow-moving, or otherwise non-saleable items. If non-saleable items are observed and there are no alternate uses for the inventories, the Company will record a write-down to net realizable value in the period that the decline in value is first recognized. Write-downs for inventory shrinkage, representing the risk of physical loss of inventory, are estimated based on historical experience and are adjusted based upon physical inventory counts.

Property and Equipment

Software and other depreciable property is stated at cost less accumulated depreciation and amortization, and is depreciated using the straight-line method over the assets’ estimated useful lives, which is generally three (3) years. Depreciation expense for the years ended December 31, 2021 and 2020 was approximately $18,000 and $5,000, respectively.

Costs to develop or acquire software for internal use incurred during the preliminary project stage and the post implementation stage are expensed, while internal and external costs to acquire or develop software for internal use incurred during the application development stage – including design, configuration, coding, testing, and installation – are generally capitalized.

The Company’s long-lived property and equipment assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. An impairment loss is recognized if the carrying amount of an asset is not recoverable and its carrying amount exceeds its fair value. With reference to such impairment testing, the Company groups assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluates the asset group against the sum of undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on undiscounted cash flows analysis or appraisals. The inputs utilized in the impairment analysis are classified as Level 3 inputs within the fair value hierarchy as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurement.”

Trademarks and Other Intangible Assets

The Company follows FASB ASC Topic 350, “Intangibles - Goodwill and Other.” Under this standard, the Company’s finite-lived intangible assets, including Trademarks, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. An impairment loss is recognized if the carrying amount of a finite-lived intangible asset is not recoverable and its carrying amount exceeds its fair value.

With reference to finite-lived intangible assets impairment testing, the Company groups assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluates the asset group against the sum of undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on undiscounted cash flows analysis or appraisals. The inputs utilized in the finite-lived intangible assets impairment analysis are classified as Level 3 inputs within the fair value hierarchy as defined in ASC Topic 820, “Fair Value Measurement.”

There were no impairment charges recorded as a result of performing the required impairment testing as described above for the years ended December 31, 2021 and 2020.

The Company’s finite-lived intangible assets are amortized over their estimated useful lives of three (3) to fifteen (15) years. The Company re-evaluates the remaining useful life of its finite-lived intangible assets on an annual basis, based on consideration of current events and circumstances, the expected use of the asset, and the effects of demand, competition, and other economic factors.

Revenue Recognition

The Company applies the guidance in ASC Topic 606, “Revenue from Contracts with Customers” to recognize revenue.

Direct to Consumer Sales

The Company’s revenue associated with its social commerce business is recognized at a point in time when product is shipped to the customer. Shipping to customers is accounted for as a fulfillment activity and is recorded within operating expenses.

Licensing

The Company recognizes revenue continuously over time as it satisfies its continuous obligation of granting access to its licensed intellectual properties, which are deemed symbolic intellectual properties under the applicable revenue accounting guidance. Payments are typically due after sales have occurred and have been reported by the licensees. The timing of performance obligations is typically consistent with the timing of payments. In accordance with ASC 606-10-55-65, the Company recognizes net licensing revenue at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales- or usage-based royalty has been allocated is satisfied (in whole or in part).

The Company does not typically perform by transferring goods or services to customers before the customer pays consideration or before payment is due, nor does the Company typically receive consideration in advance of performance. Thus, there were no contract assets or contract liabilities (as defined by ASC 606-10-45-2 and ASC 606-10-45-3, respectively) related to licensing contracts as of December 31, 2021 and 2020.

Income Taxes

The Company is not a taxable entity for federal income tax purposes, and as such, does not directly pay federal income tax. The Company’s taxable income or loss, which may vary substantially from the net income or loss reported in the Statement of Operations, is included in the federal income tax returns of each member.

Fair Value

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value and establishes a framework for measuring fair value under U.S. GAAP. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of the Company’s assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash, accounts receivable, and accounts payable, the carrying amounts approximate fair value due to the short-term maturities of these instruments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, and accounts receivable.

•	The Company limits its credit risk with respect to cash by maintaining cash balances with high quality financial institutions. At times, the Company’s cash balances may exceed federally insured limits.

•	Concentrations of credit risk with respect to accounts receivable are minimal due to the collection history and the outstanding amounts are immaterial compared with total current assets and revenue amounts. Generally, the Company does not require collateral or other security to support accounts receivable.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, "Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," which was subsequently amended in November 2018 through ASU No. 2018-19. This ASU will require entities to estimate lifetime expected credit losses for financial instruments, including trade and other receivables, which will result in earlier recognition of credit losses. In November 2019, the FASB issued ASU No. 2019-10, which, among other things, deferred the application of the new guidance on credit losses for smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the new guidance to determine the impact the adoption of this guidance will have on the Company’s results of operations, cash flows, and financial condition.

3.   Trademarks and Other Intangibles

Trademarks and other intangibles, net consist of the following:

	Weighted
	Average	December 31, 2021
	Amortization	Gross Carrying	Accumulated	Net Carrying
($ in thousands)	Period	Amount	Amortization	Amount
Trademarks (finite-lived)	15 years	$750	108	642
Other intellectual property	3 years	39	7	32
Total		$789	$115	$674

	Weighted
	Average	December 31, 2020
	Amortization	Gross Carrying	Accumulated	Net Carrying
($ in thousands)	Period	Amount	Amortization	Amount
Trademarks (finite-lived)	15 years	750	58	692
Total		$750	$58	$692

Amortization expense for intangible assets for the years ended December 31, 2021 and 2020 was approximately $57,000 and $50,000, respectively.

Estimated future amortization expense related to finite-lived intangible assets over the remaining useful lives is as follows:

($ in thousands)	Amortization
Year Ending December 31,	Expense
2022	$57
2023	57
2024	50
2025	50
2026	50
Thereafter (through 2034)	410
Total	$674

4.   Capital

Since November 12, 2019, the Company is owned by two members: Xcel Brands, Inc. (“Xcel”) and Hilco Baskets, LLC (“HB”), a subsidiary of Hilco Global. The Company has 500 Class A Units authorized, issued, and outstanding, all of which are held by HB, and has 500 Class B Units authorized, issued, and outstanding, all of which are held by Xcel.

In accordance with the terms of the governing Limited Liability Company Agreement, the two Classes (A and B) of ownership units confer equal and equivalent voting rights and economic rights. Thus, each member holds a 50% equity ownership interest in the Company.

In addition to the aforementioned units, there are also 428.58 Class B units authorized for issuance and which have been issued to Xcel but are currently unvested; such units shall vest (and thereby confer voting and economic rights) based on the achievement by the Company of certain specified financial performance metrics as set forth in the Limited Liability Company Agreement.

Capital Contributions

•	Upon formation of the Company in 2019, Xcel and HB made capital contributions to the Company of $375,000 each (for a total capital contribution of $750,000).

•	During the year ended December 31, 2020, Xcel and HB made capital contributions to the Company of $300,000 each (for a total capital contribution of $600,000).

•	During the year ended December 31, 2021, Xcel and HB made capital contributions to the Company of $1,000,000 each (for a total capital contribution of $2,000,000).

Distributions

The Company has not made any distributions to its members to date.

5.   Commitments and Contingencies

Legal Proceedings

From time to time, the Company becomes involved in legal claims and litigation in the ordinary course of business. In the opinion of management, based on consultations with legal counsel, the disposition of litigation currently pending against the Company is unlikely to have, individually or in the aggregate, a materially adverse effect on the Company’s business, financial position, results of operations, or cash flows. The Company routinely assesses all its litigation and threatened litigation as to the probability of ultimately incurring a liability, and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

6.   Related Party Transactions

Hilco Global

Hilco Global indirectly owns 50% of the equity of the Company through its subsidiary, Hilco Baskets, LLC.

During the year ended December 31, 2020, the Company sold certain intangible assets to a third party; an affiliate of Hilco earned and was paid a commission of approximately $45,000 related to the sale of these assets.

Xcel Brands, Inc.

The Company regularly engages in various transactions with Xcel Brands, Inc. and its subsidiaries. Certain activities and costs, primarily executive and administrative and overhead / support functions, are shared between the Company and related party affiliates. The Company therefore records short-term receivables from, and payables to, certain of its related party affiliates in the ordinary course of business. The net receivable amount for December 31, 2021 and December 31, 2020 was $417,000 and $218,000, respectively. These amounts do not bear interest.

7.   Subsequent Events

As of December 31, 2021, the amount payable by Xcel was $417,000. Since December 31, 2021 and through September 30, 2022, Xcel has repaid the receivable and advanced an additional $1,713,000, which is a short-term payable from the Company. Xcel has the option at its sole discretion to convert the payable to equity or have the amount repaid in cash bearing interest at 8% per annum.

PART III

INDEX TO EXHIBITS

1.1	Placement Agreement with Castle Placement, LLC+

2.1	Certificate of Formation

2.2	Limited Liability Company Agreement+

2.3	Form of Certificate of Incorporation

2.4	Form of Bylaws*

4.1	Form of Subscription Agreement

5.1	Form of Stockholders Agreement

8.1	Form of Escrow Agreement*

11.1	Consent of Auditing Accountant

12.1	Opinion Regarding the Legality of the Securities*

13.1	Testing the Waters Materials*

* To be filed by amendment

+ Portions of the Exhibit have been omitted

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 25, 2022.

LONGABERGER INC.

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert D’Loren
Robert D’Loren
Principal Executive Officer and Director
Date: November 25, 2022

/s/ James Haran
James Haran
Principal Financial Officer and Principal Accounting Officer
Date: November 25, 2022

/s/ Eric Kaup
Eric Kaup
Manager
Date: November 25, 2022